EXHIBIT 99.1


Nu-kote Holding Inc. announced today that as part of its overall strategic objective of restructuring its operations, Nu-kote International, Inc. ("International"), a wholly owned subsidiary of Nu-kote, has sold certain of its wholly owned subsidiaries to Pelikan Hardcopy Europe Limited ("Pelikan"), a Scottish corporation. The subsidiaries sold include Pelikan Productions A.G., Pelikan Scotland Limited, Greif-Werke GmbH, Pelikan Hardcopy Asia Pacific Limited, and Dongguan Pelikan Hardcopy Limited (the "Companies").

Under the terms of the agreement, Pelikan will pay $16.5 million at the close of the transaction in exchange for all of the capital stock or equity
interests of the Companies.   The Company has filed a motion in the United
Bankruptcy Court for the Middle District of Tennessee and received approval for the sale. This disposition is part of Nukote's efforts to dispose of non-essential assets and focus on the restructuring of its core business in the North America.

Nu-kote's North American Operations will retain the rights to market its products under the Pelikan brand name in the United States, Canada and Mexico, with the purchaser having the right to market its products under the Pelikan brand name throughout the rest of the world. In addition, Nu-kote will continue to market its products under the Nu-kote brand name anywhere in the world. The Company will also maintain its business forms operations in France.

Through its operating subsidiaries, Nu-kote produces supplies for printers, copiers, fax machines and ink jet printers, sold primarily in North America and Europe.